Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO TURNS PROFIT
IN SECOND QUARTER

CRANFORD, NJ, August 13, 2014 – Metalico, Inc. (NYSE MKT: MEA) reported net income of $300,000 or $.01 per share, for the second quarter of 2014, compared to a net loss of $2.7 million or $.06 loss per share for the same period in the prior year.

The Company posted sales of $142 million for the June 2014 quarter, compared to $130 million for the 2013 second quarter. The current year period was principally impacted by higher scrap volumes, higher ferrous selling prices and a favorable non-ferrous product mix. Lead product selling prices rose, while unit shipments were lower versus Q2 of 2013.

Metalico’s Scrap Metal Recycling segment returned to profitability, generating $3.5 million before corporate overhead of $1.3 million. The Lead Fabricating segment continued to report strong results with $822,000 operating income before corporate overhead of $165,000. The quarter saw significant improvement in consolidated operating income to a gain of $2.7 million from a loss of $2 million in the same quarter in 2013.

Prior Year’s Second Quarter Comparison

Year-over-year second quarter comparisons reflect improved financial results on increased volumes and selling prices for most commodities:

•	Sales rose 9% to $142 million from $130 million.

•	Operating income improved by $4.7 million to $2.7 million from an operating loss of $2 million.

•	Net income of $300,000 was up from a net loss of $2.7 million.

•	Net income per share of $0.01 compares to a loss per share of $0.06.

•	EBITDA rose by $5.3 million to $7 million from $2.7 million.

•	Non-ferrous unit volume shipments jumped 28% to a record 56.6 million pounds

•	Ferrous volume rose by 9%, while lead product shipments fell 20%

Commenting on the results for the quarter, Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “Our results confirm business improvement on multiple fronts. We continue to maintain disciplined scrap buying practices which has increased metal margins. Ferrous shipments were the second highest ever and non-ferrous shipments surpassed our previous record by a significant quantity despite unimpressive commodity selling prices.”

He added, “We are also seeing reduced commodity selling price volatility, increased scrap flows and more rational scrap buying decisions by competitors throughout our markets, resulting in improving metal margins. These positive developments have carried over into the third quarter and hopefully will remain in place through the remainder of the year.”

Sequential Comparison to First Quarter of 2014

•	Sales rose 5% to $142 million from $135 million.

•	Operating income improved by $4.7 million to $2.7 million from an operating loss of $2 million.

•	Net income improved by $4.2 million to $300,000 from a net loss of $3.9 million.

•	Net income per share increased to $.01, compared to a loss of $.08.

•	EBITDA more than doubled to $7 million from $2.8 million.

•	Unit volumes shipped jumped by 30% for non-ferrous scrap and rose 1% for ferrous scrap.

•	Lead product shipments fell by 6% to 9.3 million pounds from 9.9 million pounds.

Excluding corporate overhead charges, the Company’s Scrap Metal segment reported operating income of $3.5 million in the second quarter compared to an operating loss of $1.4 million last year. The Company’s Lead Fabricating segment reported operating income of $800,000 compared to $1.4 million in the prior-year period.

Volume Comparisons

Quarterly volume of units sold
			Q2 2014		Q2 2014
	Q2 2014	Q1 2014	Change	Q2 2013	Change

Ferrous (gross tons)	148,400	146,900	1%	136,200	9%
Non-Ferrous (pounds)	56,596,000	43,658,000	30%	44,312,000	28%
Lead (pounds)	9,274,000	9,889,000	-6%	11,658,000	-20%

Balance Sheet Summary

Outstanding debt fell to $126.0 million as of June 30, 2014, from $127.4 million at year-end. Availability under the revolving credit facility combined with cash on hand was at $13.8 million on August 12, 2014. Noncompliance with principal payment obligations under Metalico’s Convertible Notes, together with a violation of Metalico’s leverage ratio under its senior secured financing agreement, required a reclassification of most of its long-term debt to short-term. The Company continues to generate positive cash flow from operations, has ample liquidity to maintain its operations, and is current on its trade payables.

Under the terms of Metalico’s Convertible Notes, holders were entitled to deliver notices of redemption on or before June 30 requiring the Company to redeem the Notes at par. On June 30, Metalico announced an agreement in principle to restructure the principal balance of the Notes that would defer the Note holders` put right to December 31, 2015 using funds made available by the Company’s senior lenders pursuant to an amendment under its senior secured financing agreement and other consideration. However, proposed terms of the amendment to the financing agreement as it was drafted conflicted with the terms agreed upon with the Note holders and an amendment to the financing agreement has not been completed. The Company continues to negotiate with the Note holders and the senior lenders to reach an agreement. Such an agreement may include an extension of the put right, the issuance of new debt or equity or a combination of both, starting with the framework of general agreements in principal reached among the parties on June 30.

Metalico previously announced that its senior lenders have invoked their right to block payments to the Note holders after the failure to redeem the Notes on June 30 caused defaults under the governing documents. Metalico has retained Imperial Capital, LLC to advise it in its negotiations to amend the credit facility and to assist in proposed asset sales, also previously announced, intended to generate proceeds to de-leverage the Company.

Business Outlook

Ferrous: An uptick in steel industry capacity utilization since the first quarter, from 73% to 79%, has helped to improve scrap demand and stabilized scrap selling prices, especially for cut grades. Shred prices still show weakness relative to other grades. The export market, although still soft, is beginning to show signs of improvement. Scrap availability is benefitting from a strong seasonal upswing in demolition activity, factory cleanout projects and improvement in the manufacturing segment.

Non-Ferrous (Including Aluminum De-ox): Increased aluminum and stainless steel demand has been the key driving force of rising prices as of late. Copper demand and pricing are stable and remain mostly unchanged. The Company expects continued strength in demand and price for most aluminum products, including de-ox, through year-end and at best a sideways market for nickel and copper-based scrap metals.

The prices of platinum group and minor metals have been trending slightly higher during Q2 and early in Q3. Based on rising demand for PGM’s, particularly palladium, from auto manufacturers and a stabilizing minor metal market, the second half of 2014 could show improvement in metal demand and possibly support related commodity prices.

Lead Fabricating: Metalico expects continued steady to slightly improving demand in its markets served and products sold. The supply and pricing of scrap and refined lead is expected to be more than adequate to meet the Company’s raw material requirements for the remainder of the year. Improvement in availability of shot reload components, specifically black powder, is expected to improve demand for bagged shot over the remainder of the 2014 shooting season.

About Metalico
Metalico, Inc. is a holding company with operations in two principal business segments: Ferrous and Non-Ferrous Scrap Metal Recycling, including PGM and Minor Metals Recycling, and Fabrication of Lead-Based Products. The Company operates recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Forward-looking Statements
This news release, and in particular its “Outlook and Update” section, contains, and the August 9 conference call may contain, “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the remaining quarters of 2014, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

# # #

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013
Revenue	$142,311	$129,897	$277,499	$267,592

Costs and expenses Operating expenses	129,296	121,060	255,743	247,056
Selling, general, and administrative expenses	6,059	6,337	12,407	12,940
Depreciation and amortization	4,234	4,459	8,626	8,944

	139,589	131,856	276,776	268,940

Operating income (loss)	2,722	(1,959)	723	(1,348)

Financial and other income (expense)
Interest expense	(2,364)	(2,136)	(4,683)	(4,439)
Equity in loss of unconsolidated investee	—	(49)	—	(120)
Other	21	5	28	12

	(2,343)	(2,180)	(4,655)	(4,547)

Income (loss) before income taxes	379	(4,139)	(3,932)	(5,895)
Provision (benefit) for federal and state income taxes	102	(1,410)	2	(1,934)

Consolidated net income (loss)	277	(2,729)	(3,934)	(3,961)
Net loss (income) attributable to noncontrolling interest	22	(3)	315	50

Net income (loss) attributable to Metalico, Inc.	$299	$(2,732)	$(3,619)	$(3,911)

Diluted earnings (loss) per common share	$0.01	$(0.06)	$(0.08)	$(0.08)

Diluted Weighted Average Common Shares Outstanding:	48,213,051	47,937,871	48,189,759	47,846,120

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	June 30,	December 31,
	2014	2013
Assets:

Current Assets	$143,931	$140,473
Property & Equipment, net	95,178	98,748
Intangible and Other Assets	59,946	61,792

Total Assets	$299,055	$301,013

Liabilities & Stockholders’ Equity:

Current Liabilities	$145,954	$28,128
Long-Term Liabilities	8,633	124,653

Total Liabilities	154,587	152,781
Total Metalico, Inc. and Subsidiaries Equity	143,730	147,179
Noncontrolling interest	738	1,053

Total Liabilities & Equity	$299,055	$301,013

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, income taxes, other expense, equity in loss of unconsolidated investee, depreciation and amortization and noncontrolling interest. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States “GAAP,” and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months
	June 30,	June 30,	June 30,	Ended
			2014	June 30,
	2014	2013		2013
		(UNAUDITED)
		($ thousands)
EBITDA	$7,032	$2,741	$9,843	$8,232
Less:
Interest expense	2,364	2,136	4,683	4,439
Equity in loss of unconsolidated investee	-	49	-	120
Stock-based compensation	54	244	179	586
Provision for federal and state income taxes	102	(1,410)	2	(1,934)
Depreciation and amortization	4,234	4,459	8,626	8,944
Noncontrolling interest	22	(3)	315	50
Other	(21)	(5)	(28)	(12)

Net income (loss)	$277	$(2,729)	$(3,934)	$(3,961)

The Company disclosed segment operating income excluding corporate overhead charges for the quarters ended June 30, 2014 and 2013. Set forth below is the reconciliation from segment operating income (loss), excluding corporate overhead, to segment operating income (loss) as reported:

Segment Reporting
($ in thousands)

Quarter Ended June 30, 2014

		Scrap Metal		Corporate
	Consolidated	Recycling	Lead Fabrication	and Other
Operating income
(loss)
before Corporate overhead	$2,722	$ 3,510	$ 822	$(1,610)
less: Corporate overhead	-	(1,315)	(165)	1,480

Segment operating income (loss)	$2,722	$ 2,195	$ 657	$ (130)

Quarter Ended June 30, 2013

		Scrap Metal		Corporate
	Consolidated	Recycling	Lead Fabrication	and Other
Operating income (loss) before Corporate overhead	($1,959)	$(1,409)	$1,411	$(1,961)
less: Corporate overhead	-	(1,890)	(165)	2,055

Segment operating income (loss)	($1,959)	$(3,299)	$1,246	$ 94